                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              LCS INDUSTRIES, INC.
                                       AT

                          $17.50 NET PER COMMON SHARE
                                       BY

                            CATALOG ACQUISITION CO.
                          A WHOLLY-OWNED SUBSIDIARY OF

                        CUSTOMERONE HOLDING CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, JANUARY 22, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF LCS INDUSTRIES, INC. (THE "COMPANY"), WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY CATALOG ACQUISITION CO. AND CUSTOMERONE HOLDING CORPORATION ("PARENT"), WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (OR, AT THE OPTION OF PARENT, A LESSER NUMBER EQUALING A MAJORITY OF THE SHARES ON AN ISSUED AND OUTSTANDING BASIS) AND
(II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary, (ii) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase or (iii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at its respective address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or to brokers, dealers, commercial banks or trust companies.
                             ---------------------

                               December 23, 1998

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
1.   TERMS OF THE OFFER; EXPIRATION DATE.........................    2
2.   ACCEPTANCE FOR PAYMENT AND PAYMENT..........................    2
3.   PROCEDURE FOR TENDERING SHARES..............................    3
4.   WITHDRAWAL RIGHTS...........................................    5
5.   CERTAIN TAX CONSIDERATIONS..................................    6
6.   PRICE RANGE OF SHARES; DIVIDENDS............................    6
7.   CERTAIN INFORMATION CONCERNING THE COMPANY..................    7
8.   CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.........    9
9.   SOURCE AND AMOUNT OF FUNDS..................................   10
10.  BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR
     NEGOTIATIONS WITH THE COMPANY...............................   10
11.  THE MERGER AGREEMENT AND THE CONFIDENTIALITY AGREEMENT......   11
12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.................   17
13.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK
     EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.......   19
14.  DISTRIBUTIONS...............................................   19
15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT..........   20
16.  CERTAIN CONDITIONS OF THE OFFER.............................   21
17.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................   22
18.  FEES AND EXPENSES...........................................   24
19.  MISCELLANEOUS...............................................   24

Schedule A -- Directors and Executive Officers of Parent and       A-1
  Purchaser......................................................
Schedule B -- Agreement and Plan of Merger.......................  B-1

                                       (i)

To the Holders of Common Stock
of LCS INDUSTRIES, INC.:

                                  INTRODUCTION

     Catalog Acquisition Co., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of CustomerONE Holding Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value per share (the "Shares"), of LCS Industries, Inc., a Delaware corporation (the "Company"), at $17.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold Shares through a bank or broker should consult with such institution as to whether they charge any service fees, which will be the responsibility of the stockholder. Purchaser will pay all charges and expenses of American Securities Transfer & Trust Inc. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 18.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PURCHASER AND PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (OR, AT THE OPTION OF PARENT, A LESSER NUMBER EQUALING A MAJORITY OF THE SHARES ON AN ISSUED AND OUTSTANDING BASIS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED), THE OFFER AND THE MERGER (AS DEFINED) AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. THE FULL TEXT OF THE WRITTEN OPINION OF DLJ CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITATIONS OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS ARE URGED TO AND SHOULD READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER.

     According to the Company, as of December 16, 1998, (i) 4,898,447 shares were issued and outstanding, (ii) 659,050 shares were issuable pursuant to the exercise of outstanding stock options granted and remaining unexercised pursuant to the Option Plans (as defined) and (iii) 133,871 shares were issuable pursuant to certain obligations of the Company. Based upon the foregoing, there were approximately 5,691,368 shares outstanding on a fully-diluted basis. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if at least 2,851,376 shares are validly tendered pursuant to the Offer and not withdrawn. However, at the option of Parent, the Minimum Condition may be satisfied if a number of Shares equaling a majority of the Shares on an issued and outstanding basis are validly tendered and not withdrawn prior to the Expiration Date (as defined). As of December 16, 1998, 4,898,447 shares were issued and outstanding. Accordingly, the Minimum Condition may be satisfied at the option of Parent if at least 2,454,122 shares are validly tendered and not withdrawn.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any other subsidiary of Parent and Shares held by stockholders properly exercising appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive $17.50 in cash, without interest. The Merger Agreement requires that Purchaser obtain the written consent of the Company prior to (i) reducing the number of Shares which Purchaser is offering to purchase in the Offer, (ii) reducing the Offer Price,
(iii) modifying or adding to the conditions to the Offer, (iv) changing the form of consideration payable in the Offer or (v) otherwise amending or modifying the Offer in any manner adverse to the holders of the Shares. For a discussion of the treatment of stock options in the Merger, see Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not withdrawn as provided in
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, January 22, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 16, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act. If such conditions are not satisfied prior to the Expiration Date, Parent and Purchaser reserve the right, subject to the terms of the Merger Agreement and subject to complying with any applicable rules and regulations of the Commission, to (i) delay acceptance for payment of, or, regardless of whether such Shares were theretofore validly tendered, payment for any Shares, (ii) terminate the Offer and not accept for payment validly tendered Shares or (iii) waive any condition or otherwise amend the Offer in any respect by giving notice of such delay, termination, waiver or amendment to the Depositary and making a public announcement thereof. The Merger Agreement provides that, without the Company's consent, Parent and Purchaser shall not (i) reduce the number of Shares which Purchaser is offering to Purchase in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth above and in the Merger Agreement, (iv) change the form of consideration payable in the Offer or (v) otherwise amend or modify the Offer in any manner adverse to the holders of the Shares. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw Shares. For a description of the conditions to the Offer, see Section 16.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the materials for the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 16; provided that Purchaser may extend the Offer for 10 additional business days from the date that all conditions to the Offer have been satisfied or waived if the number of Shares that have been tendered on or prior to the Expiration Date and not withdrawn represents more than 50% but less than 90% of the Shares outstanding on a fully-diluted basis. See Section
11. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 15 and 16.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Parent reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly-owned Subsidiaries the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Parent of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery, including an Agent's Message (as defined), must be received by the Depositary if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) on or prior to the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder, and, if applicable, each other payee, must provide the Depositary with such stockholder's or payee's correct taxpayer identification number and certify that such stockholder or payee is not subject to such backup withholding by completing the Substitute Form W-9 set forth in the Letter of Transmittal. In general, if a stockholder or payee is an individual, the taxpayer identification number is the Social Security number of such individual. If the Depositary is not provided with the correct taxpayer identification number, the stockholder or payee may be subject to a $50 penalty imposed by the Internal Revenue Service. Certain stockholders or payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Depositary that a foreign individual qualifies as an exempt recipient, such stockholder or payee must submit a statement (Form W-8, Certificate of Foreign Status), signed under penalties of perjury, attesting to that individual's exempt status.

     Appointment. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 17,
1998). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and (c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 22, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

     Under the Internal Revenue Service Restructuring and Reform Act of 1998, in the case of noncorporate stockholders, if the underlying Shares have been held for more than 12 months as of the date of disposition, any long-term capital gain recognized by a noncorporate stockholder generally will be subject to federal income tax at a maximum rate of 20%. There are limits on the deductibility of capital losses.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON TAX LAWS AS CURRENTLY IN EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Common Shares are listed and principally traded on the Nasdaq National Market under the symbol "LCSI." The following table sets forth for the periods indicated the high and low sales prices per Share on the Nasdaq National Market, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Company 1997 10-K") with respect to the years 1996 and 1997, and thereafter as reported in published financial sources.

     According to the Company, dividends have been declared as follows. Commencing in the second quarter of fiscal 1995, regular quarterly dividends of $0.0375 per Share were paid and continued through the first quarter of fiscal 1996. Commencing in the second quarter of fiscal 1996, subsequent to the two for one stock split paid as a 100% stock dividend on October 25, 1995, regularly quarterly dividends of $0.025 per Share were paid. Effective with the second quarter of fiscal 1997, regular quarterly dividends of $0.0375 per Share were paid. Dividends of $0.0375 per Share were paid or declared for fiscal 1998 and the first quarter of fiscal 1999. Pursuant to the Merger Agreement, the company is prohibited from declaring, setting aside or paying any dividends from December 17, 1998, other than regular quarterly dividends.

                                                              HIGH        LOW
                                                              ----        ---
FISCAL YEAR ENDED SEPTEMBER 30, 1996
  First Quarter.............................................  $19 3/4     $13
  Second Quarter............................................   28          12 3/8
  Third Quarter.............................................   27          10 1/4
  Fourth Quarter............................................   15 3/4       9 1/2
FISCAL YEAR ENDED SEPTEMBER 30, 1997
  First Quarter.............................................   15 1/2      12 1/2
  Second Quarter............................................   16 1/8      13 1/2
  Third Quarter.............................................   17 1/4      13 3/4
  Fourth Quarter............................................   20          14
FISCAL YEAR ENDED SEPTEMBER 30, 1998
  First Quarter.............................................   21 3/4      14
  Second Quarter............................................   18          12 3/8
  Third Quarter.............................................   17 1/8      13 1/4
  Fourth Quarter............................................   18          11 3/4

     On December 16, 1998, the last full day of trading prior to the announcement of the Offer and of the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market was $15.50. On December 22, 1998, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $17.25.

                        STOCKHOLDERS ARE URGED TO OBTAIN
                CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained herein has been furnished by the Company for inclusion herein or has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Parent and Purchaser do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     The Company is a Delaware corporation with its principal executive offices located at 120 Brighton Road, Clifton, New Jersey 07012. According to the Company 1997 10-K, the Company provides outsourced direct marketing services and specializes in fulfillment, list marketing and computer services. The Company was founded in 1969 by Arnold Scheine and Marvin Cohen and made its initial public offering shortly thereafter in 1973. The Company conducts it operations out of various facilities in Delaware, Florida, New Jersey and Virginia.

     Selected Financial Information. The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 1997 10-K, the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (together with the Company 1997 10-K, the "Company 10-Ks") and the unaudited financial statements contained in the Company's quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 1998 and June 30, 1997 (the "Company 10-Qs"), respectively. More comprehensive financial information is included in such Company 10-Ks and Company 10-Qs and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              LCS INDUSTRIES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 FOR THE NINE
                                                                                 MONTHS ENDED
                                                        FOR THE YEARS ENDED        JUNE 30,
                                                           SEPTEMBER 30,          (UNAUDITED)
                                                        --------------------   -----------------
                                                          1996       1997       1997      1998
                                                        --------   ---------   -------   -------
INCOME STATEMENT DATA:
  Sales...............................................  $95,570    $100,627    $75,238   $71,654
  Income before income taxes..........................   13,324      12,423      9,876    10,959
  Other (income) expense(1)...........................       --       1,914        954      (210)
  Net income..........................................    7,838       6,987      5,488     6,540
  Per common and common equivalent share Primary
     earnings.........................................     1.81        1.51       1.19      1.36
     Diluted..........................................     1.53        1.37       1.07      1.27

                                                                                AS OF JUNE 30,
                                                         AS OF SEPTEMBER 30,      (UNAUDITED)
                                                         -------------------   -----------------
                                                           1996       1997      1997      1998
                                                         --------   --------   -------   -------
BALANCE SHEET DATA:
  Working capital......................................  $19,359    $26,799    $25,130   $33,073
  Total assets.........................................   64,970     69,509     65,705    65,132
  Long-term debt and capital lease obligations, net of
     current portion...................................    4,583      3,445      3,541     2,673
  Total Stockholders' equity...........................   30,861     38,276     36,843    44,266

---------------

(1) 1997 includes write-off of the Company's investment in McIntyre and King, Ltd. of $954,000 ($863,000 net of taxes or $.17 per share) and a non-recurring charge of $960,000 ($570,000 net of taxes or $.11 per share) related to the death benefits under employment agreements and other severance amounts due the Company's former Chairman. 1998 includes a $210,000 recovery related to the McIntyre and King, Ltd. transaction.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

     In the course of the discussions between representatives of Parent and the Company regarding the Offer and the Merger, representatives of Parent were provided with certain information about the Company and its future financial performance which is not publicly available. The Company information was not compiled with a view towards public dissemination, nor was it compiled in compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants concerning such information.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser is a Delaware corporation incorporated on December 16, 1998 and to date has engaged in no activities other than those incident to its formation and capitalization, the execution and delivery of the Merger Agreement and the commencement of the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 8117 Preston Road, Suite 205, Dallas, Texas 75225.

     Parent, a Delaware corporation, is a holding corporation that provides outsourced customer service through its two subsidiaries, CustomerONE Corporation (formerly known as SOFTBANK Services Group), a Delaware corporation, and North Direct Response Inc., a corporation organized under the laws of Canada. The principal executive offices of Parent are located at 8117 Preston Road, Suite 205, Dallas, Texas 75225. Parent is a subsidiary of Onex Corporation, a corporation organized under the laws of Canada ("Onex"). Onex is a diversified company with 1997 consolidated revenues of Cdn. $11 billion, consolidated assets of Cdn. $6.4 billion Canadian and 43,000 employees. Onex was ranked as the ninth largest company in Canada in 1997 and its shares are traded on the Toronto and Montreal exchanges under the stock symbol OCX. Public information regarding Onex is available through IHS/Micromedia by calling (800) 387-2689 and asking for Document Delivery or by accessing their website on the internet at http://www.sec.gov.on.ca.

     The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule A hereto.

     Except as provided in the Merger Agreement, as disclosed in the Schedule 13D to be filed by Parent, and as otherwise described in this Offer to Purchase,
(i) neither Parent nor Purchaser (the "Reporting Persons") nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, nor any associate or majority-owned subsidiary of any of the foregoing beneficially owns, or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Reporting Persons nor, to the best of their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, none of the Reporting Persons nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, since January 1, 1995, none of the Reporting Persons nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between the Reporting Persons or any of their subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer is estimated to be approximately $97.3 million. Depending upon the decision of Parent and Purchaser as to the most appropriate use of their liquid assets and borrowing capacity, such funds will be provided to Purchaser by capital contributions or loans from Parent, through borrowings from banks of the nature described below or through some combination thereof. Onex has committed to provide, or otherwise cause to be available, sufficient funds to Parent and Purchaser to fulfill their obligations under the Merger Agreement.

     On the basis of a commitment letter from The Toronto-Dominion Bank ("TD"), $70.0 million (consisting of a $65 million tender facility and a $5 million interest carry facility) will be available to Parent for a term of 180 days from the closing of the loan. Prior to the consummation of the Merger, the loan will bear interest, at Parent's election, at either (i) LIBOR plus 3% or (ii) the U.S. Prime Rate plus 2%. Upon completion of the Merger, the loan will bear interest at Parent's, election at either (i) LIBOR plus 2% or (ii) the U.S. Prime Rate plus 1%.

     Assuming the funding of the loan by TD, TD will have a first priority lien upon all the assets of Purchaser (including the Shares acquired in the Offer) and upon consummation of the Merger, a first priority lien upon all of the assets of the Surviving Corporation and its subsidiaries. Parent will guarantee the loan supported by (i) a pledge of 100% of the issued and outstanding shares of Parent and (ii) a second priority lien over all of the issued and outstanding shares of CustomerONE Corporation.

10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     In July 1998, affiliates of Parent began discussing the possibility of pursuing a strategic business combination and contacted DLJ regarding the Company. DLJ informed Parent that the Company was discussing a potential transaction with other entities and instructed Parent and its affiliates to proceed quickly if they were interested in the Company. On July 14, 1998, Onex entered into a confidentiality agreement with DLJ, acting on behalf of the Company (the "Confidentiality Agreement"). See Section 11 for a description of the Confidentiality Agreement.

     In early August of 1998, Parent contacted DLJ and certain executives of the Company to schedule due diligence meetings. The meetings were scheduled but ultimately postponed because Parent was engaged in another acquisition at the time. Parent and the Company had limited contact until early October. At that time, representatives of the Parent contacted DLJ and the Company to reschedule their due diligence meetings.

     In November 1998, representatives of Onex and Parent visited the Company to meet with management and tour the Company's facilities.

     On December 2, 1998, Parent submitted a non-binding indication of interest to purchase the Company at a price of $16.75 per Share in cash to be structured as a tender offer with a subsequent merger to acquire any Shares not purchased in the tender offer. Following discussions between the Company, DLJ and representatives of Parent, Parent ultimately increased the offer to $17.50 per Share.

     On December 3, 1998, Parent submitted its firm bid for the Company to DLJ. Immediately thereafter, representatives of Parent conducted legal and accounting due diligence investigations regarding the business and properties of the Company. During the period from December 3 through December 16, 1998, representatives of Parent and the Company discussed the terms of a possible acquisition and began to negotiate the Merger Agreement.

     On December 17, 1998, the Company agreed to the acquisition by Purchaser of the Company for a price of $17.50 in cash per Share, following which the Merger Agreement was executed. Also on December 17, 1998, Parent and the Company announced, in separate press releases, the signing of the Merger Agreement.

11. THE MERGER AGREEMENT AND THE CONFIDENTIALITY AGREEMENT.

     THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, a copy of which is included as Schedule B hereto. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to, and Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any and all Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Minimum Condition, the other conditions described in Section 16 hereto and to the terms and conditions of the Merger Agreement; provided, however, that Purchaser shall not, without the Company's written consent, waive the Minimum Condition. Purchaser expressly reserves the right to modify the terms of the Offer; provided that, without the Company's written consent, Purchaser shall not (i) reduce the number of Shares which Purchaser is offering to purchase in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in the Merger Agreement,
(iv) change the form of consideration payable in the Offer or (v) otherwise amend or modify the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, if on any scheduled Expiration Date the number of Shares that have been physically tendered and not withdrawn are more than 50% of the Shares outstanding on a fully-diluted basis but less than 90% of the outstanding shares of each class of capital stock of the Company on a fully-diluted basis, Purchaser may extend the Offer for up to 10 additional business days from the date that all conditions to the Offer (other than the Minimum Condition) shall first have been satisfied, so long as Purchaser irrevocably waives the satisfaction of any condition which relates to the occurrence of a Material Adverse Effect (as defined in the Merger Agreement) on the Company. Further, Purchaser may extend the Offer beyond any scheduled Expiration Date up to February 24, 1999 if at the initial Expiration Date of the Offer, or any extension thereof, certain conditions are not satisfied or waived.

     Recommendation. The Company approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has with the affirmative vote of at least a majority of the members of the Board of Directors (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and in the best interests of the holders of the Shares and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, which approvals constitute approval of the Merger Agreement, the Offer and the Merger for purposes of Section 203 of the DGCL, and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and, if required, approve and adopt the Merger Agreement and the Merger, which recommendation shall not be withdrawn, modified or amended except as permitted by provisions certain provisions set forth in the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by the DGCL in connection with the Merger, Purchaser shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Purchaser shall cease. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such date as is agreed between the parties and is specified in the Certificate of Merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the Surviving Corporation. The Merger shall have the effects set forth in the DGCL. In the event that Parent, Purchaser or any other subsidiary of Parent shall acquire 90% of the outstanding shares of each class of capital stock of the Company, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL.

     At the Effective Time, (i) each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; (ii) any Shares held by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (iii) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with (ii) hereof and any Shares as to which appraisal rights have been perfected pursuant to Section 262 of the DGCL as described in Section 17) shall be converted into the right to receive $17.50 in cash, without interest.

     Company Option Plans and Employee Stock Purchase Plan. At the Effective Time, each then outstanding option (collectively, the "Options") to purchase or acquire Shares under the Company's 1983 Qualified Stock Option Plan, the Company's 1993 Qualified Stock Option Plan, the Company's 1993 Non-Qualified Non-Employee Directors Stock Option Plan and the Company's 1996 Non-Qualified Non-Employee Directors Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be canceled, and each holder of any such Option shall be paid at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of $17.50 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its best efforts (i) to obtain any consents from holders of Options and (ii) make any amendments to the terms of the Option Plans or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by the Merger Agreement. Notwithstanding any other provision of this paragraph, payment may be withheld in respect of any such Options until necessary consents are obtained. The Company shall also promptly amend the 1994 Employee Stock Purchase Plan to provide for (i) the suspension of participation during any offering periods commencing subsequent to the date of the Merger Agreement for the pendency of the Merger and subject to the successful completion of the Merger and (ii) the termination of the 1994 Employee Stock Purchase Plan as of the Effective Time.

     Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of
(i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. The Company shall take all action necessary to cause Purchaser's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Company's Board of Directors of each Committee of the Board of Directors (other than a Committee established to take action under the Merger Agreement), each Board of Directors of any Subsidiary of the Company (as defined in the Merger Agreement) and each Committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof.

     From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, (i) any amendment of the Merger Agreement or the Certificate of Incorporation or By-Laws of the Company, (ii) any termination of the Merger Agreement by the Company, (iii) any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, (iv) any waiver of any condition to the obligations of the Company or of the Company's rights thereunder, (v) any amendment or change to the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date of the Merger Agreement, (vi) any amendment or change to, or decision in connection with, the indemnification of the individuals who on or prior to the Effective Time, were officers, directors, employees or agents of the Company or any of its Subsidiaries under the certificate of incorporation or bylaws of the Company, the certificate or bylaws of any Subsidiary, or any existing agreement between such person or persons and the Company or a Subsidiary of the Company and (vii) any amendment or change to any Option Plan or modifications to existing compensation policies or severance obligations may be effected only with the concurrence of a majority of the directors of the Company then in office who were directors of the Company on the date of the Merger Agreement.

     Company Stockholder Meeting. Pursuant to the Merger Agreement, in the event that the affirmative vote of the stockholders is required to approve the Merger under the DGCL, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of voting on the approval and adoption of the Merger Agreement.

     If a Company Stockholder Meeting is required, the Merger Agreement provides that the Company will promptly prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement. The Company has agreed, subject to the fiduciary duties of its Board of Directors as advised by counsel, to include in the Proxy Statement the recommendation of the Board of Directors that the stockholders approve and vote in favor of the adoption of the Merger Agreement and the Merger. Parent has agreed to vote or cause to be voted all Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates, in favor of approval of the Merger and the adoption of the Merger Agreement. In the event that Purchaser acquires at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties to the Merger Agreement agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company.

     Covenants of the Company. From the date of the Merger Agreement until the Effective Time, the Company and its Subsidiaries have agreed to conduct their business in the ordinary course, consistent with past practices, and have agreed to use their best commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers, employees and business associates. Without limiting the generality of the foregoing, other than (i) in the ordinary course of business consistent with past practices, (ii) as set forth on the Company Disclosure Schedule (as defined in the Merger Agreement),
(iii) as specifically contemplated by Merger Agreement or (iv) with the written consent of Parent or Purchaser (such consent which shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company will not:

          (a) declare, set aside or pay any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

          (b) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Subsidiary of the Company, other than issuances pursuant to the exercise of options outstanding on the date hereof and disclosed on the Company Disclosure Schedule;

          (c) amend any material term of the certificate of incorporation, by-laws or any outstanding security of the Company or any Subsidiary of the Company;

          (d) split, combine or reclassify its outstanding capital stock;

          (e) incur, assume or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money;

          (f) make any loan, advance or capital contribution to or invest in any Person (as defined in the Merger Agreement);

          (g) cause or willfully permit any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had or could reasonably be expected to have a Material Adverse Effect;

          (h) enter into any transaction, commitment, contract or agreement by the Company or any Subsidiary of the Company relating to their assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, that have had or could reasonably be expected to have a Material Adverse Effect, other than those contemplated by the Merger Agreement;

          (i) neither the Company nor any Subsidiary of the Company shall pay, discharge, or satisfy any material claims, liabilities or other obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in the Merger Agreement or incurred in the ordinary course of business, consistent with past practices;

          (j) neither the Company nor any Subsidiary of the Company will amend or modify any existing Affiliate Transaction (as defined in the Merger Agreement) or enter into any new Affiliate Transaction other than with the prior written consent of Parent;

          (k) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

          (l) (1) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (2) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (3) increase the benefits payable under any existing severance or termination pay policies or employment agreements or (4) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company; or

          (m) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by the Merger Agreement.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that from and after the date of the Merger Agreement, the Company and its Subsidiaries will not, and the Company will use its reasonable efforts to ensure that the respective officers, directors, employees, agents, advisors or other representatives of the Company and its Subsidiaries will not, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person concerning an Acquisition Proposal; provided that, if the Company's Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would likely be inconsistent with the Board of Directors' fiduciary duties under applicable law, the Company may in response to an Acquisition Proposal, which must be a Superior Proposal (as defined below), furnish information with respect to the Company and its Subsidiaries pursuant to a confidentiality agreement and participate in negotiations and enter into agreements regarding such Acquisition Proposal. The Company will promptly inform Parent as to the fact that information is to be provided and the identity of the third party after receipt of any Acquisition Proposal and will keep Parent informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of the Merger Agreement, "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, "Superior Proposal" means any bona fide Acquisition Proposal, which proposal was not solicited by the Company after the date of the Merger Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (the value of any such securities to be determined in good faith with the advice of a nationally recognized investment banking firm) more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and Merger) and has a reasonable prospect of being consummated in accordance with its terms. Furthermore, nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or making such disclosure as may be required by applicable law.

     Director and Officer Insurance. Pursuant to the Merger Agreement, Parent, Purchaser, and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitees (as defined in the Merger Agreement) as provided in the Company's Certificate of Incorporation, Company's By-laws or a Material Contract (as defined in the Merger Agreement) as in effect as of the date Merger Agreement shall survive the Merger and continue in full force and effect. For five years after the Effective Time, Parent will, and will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. Parent agrees that, should the Surviving Corporation fail to comply with the obligations of this section, Parent shall be responsible therefor. It is understood that the Indemnitees will seek to be reimbursed for any liability or loss from such Indemnitee's liability insurance policy prior to seeking any other reimbursement provided for herein, including that referred to in the first sentence of this section.

     Employee Benefits. Pursuant to the Merger Agreement, for a period of one year immediately following the Closing Date (as defined in the Merger Agreement), Parent agrees to cause the Surviving Corporation and its subsidiaries to provide to all Continuing Employees (as defined in the Merger Agreement) coverage under existing benefit plans or arrangements which is no less favorable than those provided to the employees immediately prior to the Closing Date. During the second year following the Closing Date, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide Continuing Employees coverage under benefit plans and arrangements no less favorable in the aggregate than those provided to the employees immediately prior to the Closing Date. Parent shall, and shall cause its subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in the Company Disclosure Schedule.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning its respective business, patents and other proprietary rights, compliance with law, governmental authorization, non-contravention, litigation, employee benefit plans, taxes, material contracts, environmental and other matters.

     Conditions to Certain Obligations. The obligations of the Company, Purchaser and Parent to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived: (i) if required by the DGCL, the adoption by the stockholders of the Company of the Merger Agreement in accordance with such law; (ii) any applicable waiting period under the HSR Act to the Merger shall have expired; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (iv) Parent or Purchaser shall have purchased the Shares pursuant to the Offer.

     Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof: (i) by the mutual written consent of Parent, Purchaser and the Company; (ii) by either the Company or Parent, if the Offer has not been consummated February 24, 1998; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph; (iii) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (iv) by the Company, if Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; (v) by Parent, if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or (vi) by either the Company or Parent , upon the Company entering into a definitive agreement in connection with an Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its legal counsel is a Superior Proposal. The party desiring to terminate the Merger Agreement pursuant to clauses (ii), (iii), (iv), (v) or
(vi) shall give written notice of such termination to the other party in accordance with the notice procedures set forth in the Merger Agreement.

     Effect of Termination. (a) In the event of the termination of the Merger Agreement as provided above, the Merger Agreement shall become void and of no effect with no liability on the part of Parent, Purchaser or the Company other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to, among others, the Merger Agreement section entitled "Effect of Termination," sections of the Merger Agreement relating to "Finders Fees" and "Expenses" and the agreement by Parent to hold confidential any non-public information received in accordance with the provisions of the Confidentiality Agreement. Nothing contained in the Merger Agreement section entitled "Effect of Termination" shall relieve Parent, Purchaser or the Company from liability for willful breach of the Merger Agreement. Furthermore, in the event that the Merger Agreement is terminated by the Company pursuant to clause (vi) above under "Termination," the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination, an amount equal to $3,000,000.

     Expenses. All costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such cost or expense.

     Amendments; No Waivers. Except as otherwise provided in the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders: (i) reduce the Offer Price; (ii) alter or change the Merger Consideration (as defined in the Merger Agreement) to be received in exchange for the Shares, or (iii) alter or change any of the terms or conditions of the Merger Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     THE CONFIDENTIALITY AGREEMENT. The following is a summary of the Confidentiality Agreement, a copy of which is filed as an Exhibit to the
Schedule 14D-1. Such summary is qualified in its entirety by reference to the Confidentiality Agreement.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Onex agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Evaluation Material"), and to use the Evaluation Material solely in connection with evaluating a possible transaction involving the Company, Onex and one or more of its affiliates and not in any manner detrimental to the Company. Onex has agreed that, for a period of eighteen months from the date of the Confidentiality Agreement, unless such shall have been specifically invited in writing by the Board of Directors of the Company, none of Onex, its affiliates or representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) in effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act), with respect to the Company or any of its subsidiaries or any of their respective securities or assets (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in
(a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Onex further agreed that it will not use the Evaluation Material in any way directly or indirectly detrimental to the Company. In particular Onex agreed that for a period of eighteen months from the date of the Confidentiality Agreement neither it nor its affiliates will knowingly, as a result of information obtained from the Evaluation Material in connection with a possible transaction: (i) divert or attempt to divert, any business or customer of the Company or any of its affiliates, nor (ii) employ or attempt to employ or divert any employee of the Company or any of its affiliates.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer is to acquire control of, and an equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The Offer is being made pursuant to the Merger Agreement and the purchase of the Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. If the Offer is successful, the Shares not acquired by Purchaser pursuant to the Offer will be converted (except with respect to Shares owned by Parent or any subsidiary of Parent and Shares as to which appraisal rights have been perfected), subject to the terms of the Merger Agreement, into the right to receive cash in an amount equal to the price per share paid pursuant to the Offer.

     The Board of Directors of the Company has unanimously approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Board of Directors of the Company may be required to submit this Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

     If Purchaser acquires 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders pursuant to Section 253 of the DGCL. The Merger Agreement provides that Purchaser will be merged with and into the Company following the consummation of the Offer, and that the certificate of incorporation of Purchaser will be the certificate of incorporation of the Surviving Corporation following the Merger.

     Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share paid in such a merger or other similar business combination. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer.

     In addition, several decisions by Delaware courts have held that, in certain circumstances a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     If Purchaser purchases Shares pursuant to the Offer and the Merger is consummated more than one year after the completion of the Offer or if an alternative merger transaction were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed merger transaction and the consideration offered to minority stockholders therein be filed with the Commission and disclosed to minority stockholders prior to consummation of the merger transaction.

     Plans for the Company. Except as described below or elsewhere in this Offer to Purchase, based on its current knowledge of the Company, Purchaser has no present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure or business or the composition of its board of directors or business. However, Purchaser is continuing its review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. After the completion of such review, Purchaser may propose or develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes of the nature described above. Purchaser reserves the right to effect any such plans and proposals.

     Parent expects that following the Effective Time (or at any earlier time permitted by the Merger Agreement) it will cause its designees to constitute a majority of the members of the Board of Directors. In the event the Offer is consummated, Parent may designate a number of directors, rounded up to the next whole number, to the Company's Board of Directors (as contemplated by the Merger Agreement), as is equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors) and (ii) the percentage that the aggregate number of shares beneficially owned by Parent bears to the total number of Shares outstanding; provided that the Company shall be entitled to retain as members of the Board of Directors at least two directors who were directors of the Company on the date of the Merger Agreement. The persons who may be designated by Parent are listed on Schedule A hereto.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

     Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq National Market ("NASDAQ") for continued listing and may, therefore, be delisted from such exchange. According to the NASDAQ's published guidelines, the NASDAQ would consider delisting the Shares if, among other things, the number of publicly held Shares were less than 5,000,000, there were less than 300 round lot holders (as defined in Section 4200(a)(30) of the NASD Manual -- The NASDAQ Stock Market) of the Shares or the aggregate market capitalization is less than $35.0 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the Shares were delisted (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

14. DISTRIBUTIONS.

     Pursuant to the Merger Agreement, after December 17, 1998, the Company shall not (i) declare, set aside or pay any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company; (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Subsidiary of the Company, other than issuances pursuant to the exercise of options outstanding on the date hereof and disclosed in the Company Disclosure Schedule; or (iii) split, combine or reclassify its outstanding capital stock.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     Purchaser has the right, (i) subject to the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) subject to the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend or amend the Offer.

     If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

16. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payments for, any Shares validly tendered pursuant to the Offer and may terminate the Offer and not accept for payment any tendered Shares, unless, (i) the Minimum Condition has been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent, Purchaser or any of their respective subsidiaries which constitutes a breach of the Merger Agreement):

          (a) there shall be instituted and pending by any Governmental Entity any action or proceeding which seeks to (i) prohibit, or materially limit Parent's or Purchaser's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or compel Parent or Purchaser to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (ii) materially restrict, prevent or prohibit consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, (iii) impose material limitations on the ability of Purchaser or Parent to exercise full rights of ownership of the Shares, including without limitation, the right to vote the Shares purchased by Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, or (iv) require material divestitures by Parent or Purchaser; provided that Parent shall have used its commercially reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any Governmental Entity (as defined in the Merger Agreement) that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date where the failure of such representations and warranties to be true and correct have, and could reasonably be expected to have, a Material Adverse Effect on the Company or on the ability of Purchaser to consummate the Offer or the Merger;

          (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement where the failure to so comply could reasonably be expected to have, a Material Adverse Effect on the Company or on the ability of the Purchaser to consummate the Offer or the Merger;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;

          (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (h) there shall have occurred a Material Adverse Effect.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Parent or Purchaser (except for the Minimum Condition), in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 16.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Parent expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about December 22, 1998. As a result, assuming such filing is made on December 22, 1998, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 P.M., New York City time, on Wednesday, January 6, 1999. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material related to the Offer from Parent. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Parent with such request. Thereafter, such waiting period can be extended only by court order or agreement by Purchaser and the Company.

     A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 16. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, Purchaser has agreed to extend the Offer until the earlier of February 24, 1998 or the date the HSR Act requirements are satisfied.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 16 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights in connection with antitrust suits.

     Other Governmental Approvals. Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in certain foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Merger Agreement and the transactions contemplated thereby were approved by the Board of Directors of the Company prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of the target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is invalid or inapplicable as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed from consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 16.

     Appraisal Rights. If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

18. FEES AND EXPENSES.

     Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and American Securities Transfer & Trust Inc. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                            CATALOG ACQUISITION CO.

December 23, 1998

                                                                      SCHEDULE A

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Previous positions during the last five years with the same organization are not specifically disclosed.

    NAME AND BUSINESS ADDRESS       AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
    -------------------------       ---   ---------------------------------------------------------------------------
Thomas O. Harbison                  55    Director and Chief Executive Officer of Parent and Purchaser. Mr. Harbison
  8117 Preston Road                       is also currently managing partner of ECM Partners, L.P. From October of
  Suite 205                               1995 to April of 1998, he served as President of EDS Customer Solutions.
  Dallas, Texas 75225                     From October of 1994 to October of 1995, he was the Chief Executive Officer
                                          of Thinc, a consulting firm in the direct marketing industry. Prior to that time, Mr. Harbison was the Chief Executive Officer of Neodata.

Seth M. Mersky                      39    Director of Parent and Purchaser. Since April 1997, Mr. Mersky has been a
  161 Bay Street, 49th Floor              Vice President of Onex Corporation. From 1993 to 1997, he served as Senior
  P.O. Box 700                            Vice President of The Bank of Nova Scotia.
  Toronto, ON M5J 251

Thomas P. Dea*                      33    Director and Secretary of Parent and Purchaser. Mr. Dea has been with Onex
  161 Bay Street, 49th Floor              Corporation since June of 1995 and is currently a Principal. From 1993 to
  P.O. Box 700                            1995, he was with CIBC Wood Gundy Capital, now known as CIBC Capital
  Toronto, ON M5J 251                     Partners.

Mark R. Briggs                      42    Director, President and Chief Operating Officer of Parent and Purchaser.
  644 Elliott Street                      Since January of 1997, Mr. Briggs has served as President and Chief
  Buffalo, New York 14203                 Executive Officer of Softbank Services Group. From 1990 through 1996, he was President and Chief Executive Officer of The Reseller Network, a
                                          division of Intelligent Electronics.

---------------

* Canadian citizen.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Previous positions during the last five years with the same organization are not specifically disclosed.

 NAME AND BUSINESS ADDRESS     AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
 -------------------------     ---   ---------------------------------------------------------------------------
Thomas O. Harbison             55    See information under "Directors and Executive Officers of Parent."
8117 Preston Road
Suite 205
Dallas, Texas 75225

Seth M. Mersky                 39    See information under "Directors and Executive Officers of Parent."
161 Bay Street, 49th Floor
P.O. Box 700
Toronto, ON M5J 251

Thomas P. Dea*                 33    See information under "Directors and Executive Officers of Parent."
161 Bay Street, 49th Floor
P.O. Box 700
Toronto, ON M5J 251

Mark R. Briggs                 42    See information under "Directors and Executive Officers of Parent."
644 Elliott Street
Buffalo, New York 14203

---------------

* Canadian citizen.

     3. PERSONS WHO MAY BE DESIGNATED BY PARENT TO SERVE AS DIRECTORS ON THE COMPANY'S BOARD OF DIRECTORS. The name, business address, present principal occupation or employment, five-year employment history and beneficial ownership of Shares (if any) of each person who may be designated by Parent to serve as directors on the Company's Board of Directors is set forth below.

 NAME AND BUSINESS ADDRESS     AGE   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
 -------------------------     ---   ---------------------------------------------------------------------------
Thomas O. Harbison             55    See information under "Directors and Executive Officers of Parent."
  8117 Preston Road
  Suite 205
  Dallas, Texas 75225
Seth M. Mersky                 39    See information under "Directors and Executive Officers of Parent."
  161 Bay Street, 49th Floor
  P.O. Box 700
  Toronto, ON M5J 251
Thomas P. Dea*                 33    See information under "Directors and Executive Officers of Parent."
  161 Bay Street, 49th Floor
  P.O. Box 700
  Toronto, ON M5J 251
Mark R. Briggs                 42    See information under "Directors and Executive Officers of Parent."
  644 Elliott Street
  Buffalo, New York 14203
Peter Berczi*                  30    Mr. Berczi is currently the Executive Vice President, Business Development
  3250 Bloor St. West                of North Direct Response Inc. From July of 1995 to August of 1996, Mr.
  East Tower, 11th Floor             Berczi was with the Zehr Berczi Group and from 1993 to 1995 he was with
  P.O. Box 19                        Bell Canada.
  Toronto, ON M8X 2X9
Andrew J. Sheiner*             35    Mr. Sheiner has been with Onex Corporation since 1995. Prior to that time,
  161 Bay Street, 49th Floor         he was with Sheiner Group, a private investment firm.
  P.O. Box 700
  Toronto, ON M5J 251
Nigel S. Wright*               35    Mr. Wright has been a principal of Onex Corporation since November of 1997.
  161 Bay Street, 49th Floor         Prior to that time, he was a partner with the law firm of Davies, Ward &
  P.O. Box 700                       Beck.
  Toronto, ON M5J 251

---------------

* Canadian citizen.

                                                                      SCHEDULE B

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                             LCS INDUSTRIES, INC.,

                        CUSTOMERONE HOLDING CORPORATION

                                      AND

                            CATALOG ACQUISITION CO.
                                  DATED AS OF

                               DECEMBER 17, 1998

                               TABLE OF CONTENTS
                                   ARTICLE I

                                   THE OFFER

                                                                               PAGE
                                                                               ----
SECTION 1.1     The Offer...................................................     1
SECTION 1.2     Company Actions.............................................     2
SECTION 1.3     Directors...................................................     3
                                    ARTICLE II
                                    The Merger
SECTION 2.1     The Merger..................................................     4
SECTION 2.2     Effect on Shares............................................     4
SECTION 2.3     Surrender and Payment.......................................     5
SECTION 2.4     Dissenting Shares...........................................     5
SECTION 2.5     Stock Options...............................................     6
SECTION 2.6     Merger Without Meeting of Stockholders......................     6
SECTION 2.7     Closing.....................................................     6
                                    ARTICLE III
                             THE SURVIVING CORPORATION
SECTION 3.1     Certificate of Incorporation................................     6
SECTION 3.2     Bylaws......................................................     6
SECTION 3.3     Directors and Officers......................................     6
                                    ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1     Corporate Existence and Power...............................     7
SECTION 4.2     Corporate Authorization.....................................     7
SECTION 4.3     Governmental Authorization..................................     7
SECTION 4.4     Non-Contravention...........................................     8
SECTION 4.5     Capitalization..............................................     8
SECTION 4.6     Subsidiaries................................................     9
SECTION 4.7     SEC Documents...............................................     9
SECTION 4.8     Financial Statements; No Undisclosed Liabilities............     9
SECTION 4.9     Disclosure Documents........................................    10
SECTION 4.10    Absence of Certain Changes..................................    10
SECTION 4.11    Litigation..................................................    11
SECTION 4.12    Taxes.......................................................    11
SECTION 4.13    Employee Plans..............................................    12
SECTION 4.14    Labor Matters...............................................    13
SECTION 4.15    Compliance with Laws........................................    13
SECTION 4.16    Finders' Fees...............................................    13
SECTION 4.17    Environmental Matters.......................................    13
SECTION 4.18    Property....................................................    14
SECTION 4.19    Trademarks..................................................    14
SECTION 4.20    Material Contracts..........................................    15
SECTION 4.21    Insurance...................................................    15
SECTION 4.22    Year 2000 Compliance........................................    15

                                                                               PAGE
                                                                               ----
                                     ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY
SECTION 5.1     Corporate Existence and Power...............................    16
SECTION 5.2     Corporate Authorization.....................................    16
SECTION 5.3     Governmental Authorization..................................    16
SECTION 5.4     Non-Contravention...........................................    16
SECTION 5.5     Disclosure Documents........................................    16
SECTION 5.6     Finders' Fees...............................................    17
SECTION 5.7     Financing...................................................    17
SECTION 5.8     Solvency....................................................    17
SECTION 5.9     Share Ownership.............................................    17
SECTION 5.10    Merger Subsidiary's Operations..............................    17
                                    ARTICLE VI
                             COVENANTS OF THE COMPANY
SECTION 6.1     Conduct of the Company......................................    18
SECTION 6.2     Stockholder Meeting; Proxy Material.........................    19
SECTION 6.3     Access to Information; Confidentiality Agreement............    19
SECTION 6.4     No Solicitation.............................................    19
SECTION 6.5     Conveyance Taxes............................................    20
SECTION 6.6     Directors Stock Plan........................................    20
                                    ARTICLE VII
                                COVENANTS OF BUYER
SECTION 7.1     Obligations of Merger Subsidiary............................    20
SECTION 7.2     Voting of Shares............................................    21
SECTION 7.3     Director and Officer Insurance..............................    21
SECTION 7.4     Investment Banking Fees.....................................    21
                                   ARTICLE VIII
                        COVENANTS OF BUYER AND THE COMPANY
SECTION 8.1     Reasonable Efforts..........................................    21
SECTION 8.2     Certain Filings.............................................    21
SECTION 8.3     Public Announcements........................................    22
SECTION 8.4     Conveyance Taxes............................................    22
SECTION 8.5     Further Assurances..........................................    22
SECTION 8.6     Employee Matters............................................    22
SECTION 8.7     Stockholder Litigation......................................    22
                                    ARTICLE IX
                             CONDITIONS TO THE MERGER
SECTION 9.1     Conditions to the Obligations of Each Party.................    22

                                                                               PAGE
                                                                               ----
                                     ARTICLE X
                                    TERMINATION
SECTION 10.1    Termination.................................................    23
SECTION 10.2    Effect of Termination.......................................    23
                                    ARTICLE XI
                                                DEFINED TERMS...............    24
                                    ARTICLE XII
                                   MISCELLANEOUS
SECTION 12.1    Notices.....................................................    26
SECTION 12.2    Nonsurvival of Representations and Warranties...............    27
SECTION 12.3    Amendments; No Waivers......................................    27
SECTION 12.4    Expenses....................................................    27
SECTION 12.5    Successors and Assigns......................................    27
SECTION 12.6    Governing Law...............................................    28
SECTION 12.7    Severability................................................    28
SECTION 12.8    Third Party Beneficiaries...................................    28
SECTION 12.9    Entire Agreement............................................    28
SECTION 12.10   Counterparts; Effectiveness.................................    28

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 17, 1998 (this "Agreement"), by and among LCS Industries, Inc., a Delaware corporation (the "Company"), CustomerONE Holding Corporation, a Delaware corporation ("Buyer"), and Catalog Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

     WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have determined that it is fair to, and in the best interests of their respective stockholders to consummate the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, Buyer will cause Merger Subsidiary to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Shares") for $17.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of the Company has approved the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL") whereby each issued and outstanding Share (other than Shares held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time and other than Dissenting Shares (as defined in Section 2.4 hereof)), will be converted into the right to receive the Offer Price;

     WHEREAS, Buyer, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger (as defined in Section 2.1) and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the initial public announcement of the Offer, Merger Subsidiary shall, and Buyer shall cause Merger Subsidiary to, commence (as defined in Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligation of Merger Subsidiary to, and Buyer to cause Merger Subsidiary to, commence the Offer and accept for payment, and pay for, any and all Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex I hereto and to the terms and conditions of this Agreement; provided, however, that Merger Subsidiary shall not, without the Company's written consent, waive the Minimum Condition (as defined in Annex I hereto). Merger Subsidiary expressly reserves the right to modify the terms of the Offer; provided that, without the Company's written consent, Merger Subsidiary shall not (i) reduce the number of Shares which Merger Subsidiary is offering to purchase in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Annex I hereto, (iv) change the form of consideration payable in the Offer or (v) otherwise amend or modify the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, if on any scheduled expiration date the number of Shares that have been physically tendered and not withdrawn are more than 50% of the Shares outstanding on a fully diluted basis but less than 90% of the outstanding shares of each class of capital stock of the Company on a fully diluted basis, Merger Subsidiary may extend the Offer for up to 10 additional business days from the date that all conditions to the Offer (other than the Minimum Condition) shall first have been satisfied, so long as Merger Subsidiary irrevocably waives the satisfaction of any condition set forth in Annex A which relates to the occurrence of a Material Adverse Effect on the Company (as defined in Section 4.1). Further, Merger Subsidiary may extend the Offer beyond any scheduled expiration date up to the Outside Termination Date (as defined in Section 10.1) if at the initial expiration date of the Offer, or any extension thereof, the conditions in clauses (a) and (b) to Annex I hereto are not satisfied or waived. Subject to the terms and conditions of the Offer, Merger Subsidiary shall, and Buyer shall cause Merger Subsidiary to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) On the date of commencement of the Offer, Buyer and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC"), a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which shall contain an offer to purchase and form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, collectively, the "Offer Documents") and promptly thereafter shall disseminate the Offer Documents to the stockholders of the Company. Buyer, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect; and each of Buyer and Merger Subsidiary further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the applicable authorities or disseminated to the Company's stockholders. Buyer and Merger Subsidiary agree to provide the Company and its counsel any comments Buyer, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Buyer and/or Merger Subsidiary to such comments.

     (c) Buyer shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Merger Subsidiary becomes obligated to pay for pursuant to the Offer or the Merger.

     SECTION 1.2 Company Actions. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held on December 17, 1998, has (i) determined that this Agreement and the transactions contemplated hereby, including the terms of the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided however, that prior to the purchase by Merger Subsidiary of Shares pursuant to the Offer, the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors of the Company determines, after consultation with outside legal counsel to the Company, that the failure to so withdraw, modify or change such recommendation would likely be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable laws.

     (b) The Board of Directors of the Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that, as of such date, the Merger Consideration (as defined in Section 2.2(c)) to be received by holders of Shares pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders. The Company has provided a copy of such opinion to the Buyer.

     (c) In connection with the Offer, if requested by Merger Subsidiary, the Company shall furnish or shall cause to be furnished to Merger Subsidiary mailing labels and any available listing or computer file containing the names and addresses of all holders of record of Shares and lists of securities positions of Shares held in stock depositories, in each case as of a recent date, and shall provide to Merger Subsidiary such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer or Merger Subsidiary may reasonably request in connection with the Offer. Except for such steps as are necessary to disseminate the Offer Documents, Buyer and Merger Subsidiary shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

     (d) As soon as practicable after the filing of the Offer Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's Board of Directors under applicable laws and the provisions of this Agreement, reflect the recommendation of the Company's Board of Directors described in Section 1.2(a) hereof, and disseminate the Schedule 14D-9 to the stockholders of the Company. Buyer, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such Schedule 14D-9 shall have become false or misleading in any material respect; and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Buyer and Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the applicable authorities or disseminated to the Company's stockholders. The Company agrees to provide Buyer and Merger Subsidiary and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Buyer and Merger Subsidiary and their counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of the Company to such comments.

     SECTION 1.3 Directors. (a) Subject to paragraph (b) below, promptly upon the acceptance for payment by Merger Subsidiary of any Shares pursuant to the Offer, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage that the aggregate number of Shares beneficially owned by Merger Subsidiary (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares outstanding. The Company shall take all action necessary to cause Merger Subsidiary's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its reasonable best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of each Committee of the Board of Directors (other than a Committee established to take action under this Agreement), each Board of Directors of any Subsidiary of the Company and each Committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.1(b)), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "Continuing Directors").

     (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b) and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.3. Buyer and Merger Subsidiary shall supply in writing and be solely responsible to the Company for any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) From and after the time, if any, that Buyer's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time,
(i) any amendment of this Agreement, the Company Certificate of Incorporation or the Company By-Laws or any of its Subsidiaries, (ii) any termination of this Agreement by the Company, (iii) any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, (iv) any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder and any termination pursuant to Section 10.1(i) hereof, (v) any amendment or change to the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof, (vi) any amendment or change to, or decision in connection with, the indemnification of the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company or any of its Subsidiaries under the Company Certificate of Incorporation or Company By-laws, the certificate of incorporation or by-laws of any Subsidiary of the Company, or under any existing agreement between such person or persons and the Company or a Subsidiary of the Company and (vii) any amendment or change to any Plan (as defined in Section 4.13(a) hereof) or modifications to existing compensation policies or severance obligations (including those agreements or obligations referenced in Section
4.13 hereof or set forth on Schedule 4.13 of the disclosure schedule delivered by the Company in connection herewith and attached hereto (the "Company Disclosure Schedule")) may be effected only by the action of a majority of the directors of the Company then in office who are Continuing Directors, which action shall be deemed to constitute the action of a committee specifically designated by the Board of Directors to approve the actions and transactions contemplated hereby; provided, that if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company. Any actions with respect to the enforcement of this Agreement by the Company shall be effected only by the action of a majority of the Continuing Directors.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 The Merger. (a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

     (b) The Company, Buyer and Merger Subsidiary will cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date the Certificate of Merger has been duly filed with the Secretary of State or at such date as is agreed between the parties specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary.

     SECTION 2.2  Effect on Shares. At the Effective Time:

          (a) Cancellation of Certain Stock. Each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other Subsidiary of Buyer and the Dissenting Shares (defined in Section 2.4 hereof, but except as provided in Section 2.4 hereof) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

          (b) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) hereof, be converted into the right to receive the Offer Price, without interest (the "Merger Consideration").

     SECTION 2.3 Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint a depositary (the "Depositary") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Depositary shall at all times be a commercial bank having a combined capital and surplus of at least $500,000,000. Buyer will pay to the Depositary immediately prior to the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be so paid, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Depositary to send, but in no event later than three business days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Depositary) and instructions for use in effecting the surrender of Shares in exchange for the Merger Consideration.

     (b) Each holder of Shares that has been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares less any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

     (e) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares, without any interest thereon. Notwithstanding the foregoing, Buyer, Merger Subsidiary and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.3(a) hereof to pay for Shares for which appraisal rights have been perfected shall be returned to Surviving Corporation upon demand.

     SECTION 2.4 Dissenting Shares. Notwithstanding Section 2.2 hereof, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Buyer (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

     SECTION 2.5 Stock Options. (a) Immediately prior to the Effective Time, each outstanding employee or director stock option (an "Option") to purchase Shares granted under the 1983 Incentive Stock Option Plan, the 1993 Incentive Stock Option Plan, the 1993 Non-Employee Directors Stock Option Plan or the 1996 Non-Employee Directors Stock Option Plan (collectively, the "Option Plans") or any other compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

     (b) Prior to the Effective Time, the Company shall use its best efforts (i) to obtain any consents from holders of Options and (ii) make any amendments to the terms of the Option Plans or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section 2.5(a). Notwithstanding any other provision of this Section 2.5, payment may be withheld in respect of any Option until necessary consents are obtained.

     (c) The Company shall promptly amend the 1994 Employee Stock Purchase Plan to provide for (i) the suspension of participation during any offering periods commencing subsequent to the date of this agreement for the pendency of the Merger and subject to the successful consummation of the Merger and (ii) the termination of the 1994 Employee Stock Purchase Plan as of the Effective Time.

     SECTION 2.6  Merger Without Meeting of Stockholders. Notwithstanding
Section 6.2 hereof, in the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 2.7 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP in New York, New York unless another time, date or place is agreed to in writing by the parties hereto.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     SECTION 3.1 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law or such certificate of incorporation.

     SECTION 3.2 Bylaws. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation or such by-laws.

     SECTION 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the

Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Subsidiary at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to Buyer and Merger Subsidiary that:

     SECTION 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on Schedule 4.1 of the Company Disclosure Schedule, has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except where the failure to have any such License, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, prospects or results of operations of the Company and its Subsidiaries (as defined in Section 4.6) taken as a whole, or the Buyer and the Merger Subsidiary, as the case may be, that is not a result of general changes in the economy or the industries in which such entities operate, provided, however, that "prospects" shall not include the prospects of the Company's IT and Consultancy Services businesses. The Company has heretofore delivered or made available to Buyer true and complete copies of the Company Certificate of Incorporation and Company By-laws as currently in effect. In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the board of directors and all committees of the board of directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company to Buyer.

     SECTION 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.3  Governmental Authorization. Except as set forth in Schedule
4.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "Governmental Entity") other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of state blue sky laws; (v) compliance with the applicable requirements of any applicable takeover laws and (vi) such other actions by or in respect of, or filings with, the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect and which would not materially impair the ability of the Company to consummate the transactions contemplated hereby.

     SECTION 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (iii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule, with or without the giving of notice or passage of time or both, constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a material loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Subsidiary of the Company, excluding from the foregoing clauses (ii), (iii) or (iv), such violations, breaches, defaults or Liens, individually or in the aggregate, which would not have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 4.5 Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares and 1,000,000 Shares of preferred stock (the "Preferred Stock"). As of December 16, 1998, there were (i) 4,898,447 Shares issued and outstanding; (ii) 214,663 Shares held in the Company's treasury; and
(iii) no shares of Preferred Stock issued and outstanding. As of December 16, 1998, there were (i) options outstanding pursuant to the 1996 Non-Qualified Non-Employee Directors Stock Option Plan ("the 1996 Plan") to acquire an aggregate of 22,000 Shares, at an exercise price of $15.00; (ii) options outstanding pursuant to the 1993 Non-Qualified Non-Employee Directors Stock Option Plan ("the 1993 Plan") to acquire an aggregate of 11,600 Shares, with an exercise price range of a minimum exercise price of $3.53 and a maximum exercise price of $16.00; additional options outstanding granted to non-employee directors to acquire an aggregate of 48,000 shares, with an exercise price range of a minimum exercise price of $2.05 and a maximum exercise price of $5.38; and additional options outstanding granted to certain officers of the Company to acquire an aggregate of 25,000 Shares, with an exercise price of $5.75. Schedule
4.5 of the Company Disclosure Schedule accurately sets forth information regarding the exercise price, date of grant and number of granted options for each holder of options pursuant to the 1993 Qualified Stock Option Plan and the 1983 Qualified Stock Option Plan (the "Qualified Plans"). As of December 16, 1998, there were options outstanding pursuant to the Qualified Plans to acquire an aggregate of 552,450 Shares for a total of 659,050 Shares under all plans. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.5, and except for changes since December 16, 1998 resulting from the exercise of employee options outstanding on such date, there are outstanding
(i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) except as set forth on Schedule 4.5 of the Company Disclosure Schedule, no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no outstanding contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any capital stock of the Company, (v) no outstanding contractual obligations or commitments of any character granting any preemptive or antidilutive right with respect to, any capital stock of the Company and (vi) no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any Subsidiary of the Company has issued any stock appreciation right or similar payment obligation based on the value of the Company's common equity.

     SECTION 4.6 Subsidiaries. (a) Each Subsidiary of the Company (a "Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in Schedule 4.6(a) of the Company Disclosure Schedule, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and
(iii) except as set forth in Schedule 4.6(a) of the Company Disclosure Schedule, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in each case to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. The Company has heretofore delivered or made available to Buyer a complete and correct copy of the charter and bylaws of each Subsidiary of the Company, as currently in effect. In all material respects, the minute books of each Subsidiary of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the boards of directors and all committees of the boards of directors of each Subsidiary of the Company. Complete and accurate copies of all such minute books and of the stock register of each Subsidiary of the Company have been made available to the Buyer. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 4.6 of the Company Disclosure Schedule.

     (b) Each outstanding share of capital stock of each Subsidiary of the Company has been duly and validly authorized and issued and is fully paid and nonassessable. Except as set forth in Schedule 4.6(b) each outstanding share of capital stock of each Subsidiary is owned by the Company and/or one or more of its Subsidiaries and such shares are owned free and clear of any Liens. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company.

     SECTION 4.7 SEC Documents. The Company has filed all required reports, proxy statements, forms and other documents with the SEC since October 1, 1996 ("Company SEC Documents"). As of their respective dates, to the knowledge of the Company, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.8 Financial Statements; No Undisclosed Liabilities. The financial statements of the Company included in the Company SEC Documents (i) comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, (ii) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 4.8 of the Company Disclosure Schedule and except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. To the knowledge of the Company the books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

     SECTION 4.9 Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9 will, when filed, comply as to form in all material respects with the applicable requirements of applicable law, including without limitation, the Exchange Act. The Company Disclosure Documents will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer and Merger Subsidiary specifically for use therein.

     (b) The information with respect to the Company or any Subsidiary of the Company that the Company furnishes to Buyer and Merger Subsidiary in writing specifically for use in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made not misleading in the case of any of the Offer Documents, at the time of the filing thereof and at the time of any distribution thereof.

     SECTION 4.10 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed by the Company and as set forth in Schedule 4.10 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their business in the ordinary course of business and there has not been since December 31, 1997:

          (a) any event, occurrence or facts (whether or not in the ordinary course of business) which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary of the Company;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business;

          (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business and other than Liens which do not have and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business not in excess of customary amounts and loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of the Company of any contract or other right, in either case, that have had or could reasonably be expected individually or in the aggregate, to have a Material Adverse Effect, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

          (j) any transaction, agreement or understanding between the Company or any Subsidiary of the Company on the one hand and any current director or officer of the Company or any Subsidiary of the Company or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K (an "Affiliate Transaction");

          (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into,
     (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business not in excess of customary amounts; or

          (l) authorization of, or committing or agreeing to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 4.11 Litigation. Except as set forth in either the Company SEC Documents or in Schedule 4.11 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which, if determined or resolved adversely to the Company or any Subsidiary of the Company in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in either the Company SEC documents or in
Schedule 4.11 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree which has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     SECTION 4.12 Taxes. (a) Except as set forth on Schedule 4.12: (i) the Company and each of its Subsidiaries has properly prepared and filed or has had properly prepared and filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all Tax Returns with respect to Taxes of the Company or any of its Subsidiaries, or with respect to any Taxes for which the Company or any such Subsidiary may be liable, other than those Tax Returns the failure of which to file, individually or in the aggregate, would not have a Material Adverse Effect; (ii) all Taxes shown to be due and payable on all filed Tax Returns of or with respect to the Company or any of its Subsidiaries have been paid in full or have been properly provided for in the SEC Documents in accordance with GAAP; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries;
(iv) none of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income Taxes has been assessed with respect to the Company or any of its Subsidiaries which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     SECTION 4.13 Employee Plans. (a) Schedule 4.13(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, vacation, stock award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements which the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, maintains, is a party to, has contributed to or has any obligation to or liability for current or former employees and directors of the Company (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). Schedule 4.13(a) separately identifies each of such plans and arrangements Employee Benefit Plan subject to Title IV of ERISA.

     (b) True, correct and complete copies of the following documents with respect to each of the Employee Benefit Plans (as applicable) have been delivered or made available to Buyer: (i) the most recent plan, document or agreement, related trust documents and all amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the annual report on Form 5500 and attached schedules filed with the Internal Revenue Service in the last three years, (iv) the most recent actuarial report, (v) the most recent Internal Revenue Service determination letter, and (vi) a description of any non-written Employee Benefit Plan.

     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been timely made; (ii) the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws; and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan.

     (d) The Company and its ERISA Affiliates have not incurred any unsatisfied withdrawal liability with respect to any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

     (e) Each Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and the Company knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan and its related trust.

     (f) Except as set forth on Schedule 4.13(f) of the Company Disclosure Schedule, or as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Employment Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (g) No Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue

Service with respect to any Employee Benefit Plan, nor has any lien in favor of any such plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

     (h) The "benefits liabilities," as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that were used in the most recent actuarial valuation (a true and complete copy of which has been provided to Buyer) in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan.

     (i) No stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

     (j) No Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees or directors of the Company or any of its ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable Laws, (ii) death benefits under any "pension plan" as defined in Section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by such current or former employee or director (or his or her beneficiary).

     SECTION 4.14  Labor Matters. Except to the extent set forth in Schedule
4.14 of the Disclosure Schedule (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or threatened, to the knowledge of the Company, against the Company or any Subsidiary of the Company and during the past three years there has not been any such action; (ii) to the knowledge of the Company, there is no current union organizing activities among the employees of the Company or any Subsidiary of the Company nor does any question concerning representation exist concerning such employees; (iii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary of the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements, employment contracts or severance agreements with any union or any employees of the Company or any Subsidiary of the Company.

     SECTION 4.15 Compliance with Laws. Except as set forth in Schedule 4.11 (as applicable) and Schedule 4.15 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, ordinances or regulations except where such violations, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 4.16 Finders' Fees. Except for DLJ, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary of the Company who would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement. Other than the fee payable to DLJ pursuant to the agreement between DLJ and the Company dated September 2, 1997, as amended April 15, 1998 (the "DLJ Letter"), the Company has no obligations or Commitments to any investment banker or financial advisor in connection with any future transactions that may be considered or entered into by the Company after the Effective Time.

     SECTION 4.17 Environmental Matters. (a) Except as set forth in the Company SEC Documents or in Schedule 4.17 of the Company Disclosure Schedule:

          (i) to the Company's knowledge, the Company is and for the past five years has been in material compliance with Environmental Laws and possesses all permits, authorizations, licenses or approvals required by Environmental Laws and necessary for the operation of the Company and each of its Subsidiaries;

          (ii) the Company has not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or any of its Subsidiaries is in violation of or may have liability under Environmental Law (as defined in Section 4.17(c) hereof) with respect to any actual or alleged environmental contamination, which if adversely determined could reasonably be expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws; neither the Company nor its Subsidiaries nor, to the Company's knowledge, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; and the Company and its Subsidiaries have not received any request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, reasonably be expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

          (iii) since January 1, 1998, the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

          (iv) the Company and its Subsidiaries are not aware of any facts, circumstances or conditions arising out of or related to the Company or its Subsidiaries or to any real property currently or formerly owned, operated or leased by or for the Company or its Subsidiaries, which could reasonably be expected to result in the Company or its Subsidiaries incurring material liability under Environmental Laws; and

          (v) to the knowledge of the Company, the transactions contemplated by this Agreement do not trigger the New Jersey Industrial Site Recovery Act or any similar environmental property transfer law;

     (b) (i) The Company has provided Buyer with true and correct copies of any and all material environmental investigation, study, audit, test, review and other analysis in the possession of the Company or its Subsidiaries conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary; and (ii) the Company has not knowingly withheld from Buyer any consent decree, consent order or similar document in force and to which it is a party relating to any property currently owned, leased or operated by the Company or its Subsidiaries.

     (c) For purposes of this Section 4.17, "Environmental Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of material into the environment.

     SECTION 4.18 Property. The Company and its Subsidiaries, as the case may be, have good and valid title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted, free and clear of all Liens or encumbrances of any nature whatsoever, except (i) any Lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations or (iii) as disclosed in the Company SEC Documents. There are no developments affecting any of such properties or assets pending or, to the knowledge of the Company threatened, which, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     SECTION 4.19 Trademarks. (a) The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all trademarks, trademark rights, copyrights, patents, software, trade names and trade name rights which are material to the Company's business and operations (collectively, "Material Trademarks") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted in all material respects. Except set forth in Schedule 4.19(a), all Material Trademarks are validly registered or registrations have been applied for.

     (b) The Company, except as set forth in Schedule 4.19(b) of the Company Disclosure Schedule, is unaware of any assertion or claim challenging the validity of any Material Trademark. Except as set forth in Schedule 4.19(b) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with any trademark, trademark right, copyright, patent, software license, trade name or trade name right of any third party in a manner that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, there are no material infringements of any Material Trademarks.

     SECTION 4.20 Material Contracts. Except as set forth on Schedule 4.20 of the Company Disclosure Schedule, the Company SEC Documents list all Material Contracts (as defined below) of the Company, and except as set forth on Schedule
4.20 of the Company Disclosure Schedule or in the Company SEC Documents, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect; except where such failure to be valid, binding and enforceable and in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect, and there are no defaults thereunder, except those defaults that, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) all contracts, agreements or understandings with customers of the Company and its Subsidiaries in the last fiscal year where each customers' contracts, agreements or understandings in the aggregate account for more than $3 million of the Company's annual revenues; (ii) all acquisition, merger, asset purchase or sale agreements entered into and not rescinded by the Company in the last two fiscal years with a transaction value in excess of $3 million; and (iii) any other agreement within the meaning set forth in Item 601(b)(10) Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations. The Company has previously made available to the Buyer true and correct copies of the Material Contracts.

     SECTION 4.21 Insurance. Schedule 4.21 of the Company Disclosure Schedule sets forth the insurance policies and programs maintained by the Company.

     SECTION 4.22 Year 2000 Compliance. As set forth on Schedule 4.22 of the Company Disclosure Schedule, the Company has a remediation program which it presently believes will result in all Date Data and Date Sensitive Systems of the Company and each Subsidiary of the Company being Year 2000 Compliant prior to December 31, 1999. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electric or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Subsidiary of the Company for their internal use, or which the Company or any Subsidiary of the Company sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company and any Subsidiary of the Company provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

     Buyer and Merger Subsidiary represent and warrant to the Company that:

     SECTION 5.1 Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and except as set forth on Schedule 5.1 of the disclosure schedule delivered by Buyer and Merger Subsidiary attached hereto (the "Buyer Disclosure Schedule"), has all corporate powers and all Licenses required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary has heretofore delivered or made available to the Company true and complete copies of the Buyer's and Merger Subsidiary's Certificate of Incorporation and By-laws as currently in effect.

     SECTION 5.2 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 5.3 Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act; and (iii) compliance with any applicable requirements of the Exchange Act.

     SECTION 5.4 Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary or Buyer, (ii) assuming compliance with the matters referred to in Section 5.3 hereof, contravene or conflict or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Subsidiary, or (iii) with or without the giving of notice or passage of time or both, constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a material loss of any benefit to which Buyer or Merger Subsidiary or any license, franchise, permit or other similar authorization held by Buyer or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Merger Subsidiary excluding from the foregoing clauses (ii), (iii) or (iv) such violations, breaches, defaults or Liens which would not have a Material Adverse Effect, and which will not materially impair the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated hereby.

     SECTION 5.5 Disclosure Documents. (a) The information with respect to Buyer and its Subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (defined in Section 6.2 herein), at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the consummation of the Offer and at the time of any distribution thereof.

     (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents will not at the time of the filing thereof, at the time of any distribution, publication or any mailing thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

     SECTION 5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Subsidiary.

     SECTION 5.7 Financing. Buyer has provided to the Company copies of an equity commitment letter from Onex Corporation satisfactory to the Company. Buyer and Merger Subsidiary have or will have, prior to the expiration of the Offer and prior to the Effective Time, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses pursuant to the Offer and the Merger and this Agreement.

     SECTION 5.8 Solvency. At and following the expiration date of the Offer and at the Closing Date, each of Buyer and Merger Subsidiary, in each case together with their respective Subsidiaries, will be, on a consolidated basis, Solvent after giving effect to the purchase and sale of the Shares and any other transactions contemplated hereby or by Merger Subsidiary or any of its affiliates on such date or which would be otherwise taken into account in determining whether the purchase and sale of the Shares or any of the transactions contemplated hereby were a fraudulent conveyance or impermissible dividend under applicable law. For the purpose of the representation and warranty contained in this Section, Buyer shall be entitled to assume that the representations and warranties of the Company regarding its liabilities on a consolidated basis are true and correct in all material respects.

     SECTION 5.9 Share Ownership. As of the date hereof, Buyer and Merger Subsidiary do not own any Shares.

     SECTION 5.10 Merger Subsidiary's Operations. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use their best commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers, employees and business associates. Without limiting the generality of the foregoing, other than (i) in the ordinary course of business consistent with past practices, (ii) as set forth on Schedule 6.1 of the Company Disclosure Schedule, (iii) as specifically contemplated by this Agreement or
(iv) with the written consent of Buyer or Merger Subsidiary (such consent which shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company will not:

          (a) declare, set aside or pay any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

          (b) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Subsidiary of the Company, other than issuances pursuant to the exercise of options outstanding on the date hereof and disclosed on
     Schedule 4.5 of the Company Disclosure Schedule;

          (c) amend any material term of the certificate of incorporation, by-laws or any outstanding security of the Company or any Subsidiary of the Company;

          (d) split, combine or reclassify its outstanding capital stock;

          (e) incur, assume or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money;

          (f) make any loan, advance or capital contribution to or invest in any Person;

          (g) cause or willfully permit any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had or could reasonably be expected to have a Material Adverse Effect;

          (h) enter into any transaction, commitment, contract or agreement by the Company or any Subsidiary of the Company relating to their assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, that have had or could reasonably be expected to have a Material Adverse Effect, other than those contemplated by this Agreement;

          (i) neither the Company nor any Subsidiary of the Company shall pay, discharge, or satisfy any material claims, liabilities or other obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement or incurred in the ordinary course of business, consistent with past practices;

          (j) neither the Company nor any Subsidiary of the Company will amend or modify any existing Affiliate Transaction or enter into any new Affiliate Transaction other than with the prior written consent of the Buyer;

          (k) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

          (l) (A) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (B) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company; or

          (m) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 6.2 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; provided that the Company's Board of Directors may withdraw, modify or change such recommendation if it has determined, after consultation with outside legal counsel to the Company, that such recommendation would likely be inconsistent with the Board of Directors' fiduciary duties under applicable law. In connection with such meeting, the Company (i) will promptly, after the consummation of the Offer, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the "Company Proxy Statement"), (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply in all material respects with all legal requirements applicable to such meeting.

     SECTION 6.3 Access to Information; Confidentiality Agreement. (a) From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries of the Company, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors and independent auditors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries of the Company; provided that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company; and provided further that any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated December 3, 1998 between Buyer and the Company (the "Confidentiality Agreement").

     (b) The Company shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report operational matters of materiality, the general status of ongoing operations and such other matters as Buyer may reasonably request.

     (c) The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner limits, restricts or prohibits the voting or acquisition of Shares by Buyer or any of its affiliates or the representation of Buyer's designees on the Company's Board of Directors or which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall be amended as of the date hereof to permit the acquisition of Shares pursuant to the Offer and the Merger, the voting of Shares at the Company Stockholder Meeting or to otherwise affect the transactions contemplated hereby. The Confidentiality Agreement shall otherwise remain in full force and effect.

     SECTION 6.4 No Solicitation. From the date of this Agreement until the termination of this Agreement, the Company and its Subsidiaries will not, and the Company will use its reasonable efforts to ensure that the respective officers, directors, employees, agents, advisors or other representatives of the Company and its Subsidiaries will not, directly or indirectly (i) solicit, initiate or encourage any Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person concerning an Acquisition Proposal; provided that, if the Company's Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would likely be inconsistent with the Board of Directors' fiduciary duties under applicable law, the Company may in response to an Acquisition Proposal, which must be a Superior Proposal (as defined below), furnish information with respect to the Company and its Subsidiaries pursuant to a confidentiality agreement and participate in negotiations and enter into agreements regarding such Acquisition Proposal. The Company will promptly inform Buyer as to the fact that information is to be provided and the identity of the third party after receipt of any Acquisition Proposal and will keep Buyer informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal, which proposal was not solicited by the Company after the date of this Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (the value of any such securities to be determined in good faith with the advice of a nationally recognized investment banking firm) more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and Merger) and has a reasonable prospect of being consummated in accordance with its terms. Furthermore, nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or making such disclosure as may be required by applicable law.

     SECTION 6.5 Conveyance Taxes. The Company shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, the "Conveyance Taxes") which become payable prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.

     SECTION 6.6 Directors Stock Plan. Immediately prior to the acceptance for payment by Merger Subsidiary of any Shares tendered pursuant to the Offer, the Company shall amend the Company's 1996 Non-Qualified Non-Employee Directors Stock Option Plan to provide that the Merger Subsidiary's designees elected or appointed pursuant to Section 1.3 hereof shall not be entitled to receive any of the Company's capital stock or other benefits under the Company's Directors Stock Plan.

                                  ARTICLE VII

                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 7.1 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.2 Voting of Shares. Merger Subsidiary shall and Buyer shall cause Merger Subsidiary to vote all Shares beneficially owned by Merger Subsidiary or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Stockholder Meeting.

     SECTION 7.3 Director and Officer Insurance. (a) Buyer, Merger Subsidiary and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any officer, director, employee or agent of the Company and any of its subsidiaries (the "Indemnitees") as provided in the Company Certificate of Incorporation, Company By-laws or a Material Contract as in effect as of the date hereof shall survive the Merger and continue in full force and effect. For five years after the Effective Time, Buyer will, and will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. Buyer agrees that, should the Surviving Corporation fail to comply with the obligations of this Section 7.3, Buyer shall be responsible therefor. It is understood that the Indemnitees will seek to be reimbursed for any liability or loss from such Indemnitee's liability insurance policy prior to seeking any other reimbursement provided for herein, including that referred to in the first sentence of this section.

     (b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 7.3 and the agreements set forth in Section 8.6(b) hereof.

     (c) The obligations of the Company, the Surviving Corporation, and Buyer under this Section 7.3 and Section 8.6 hereof shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section
7.3 or Section 8.6 hereof applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 7.3 and Section 8.6(b) hereof applies shall be third party beneficiaries of this Section 7.3 and
Section 8.6(b) hereof).

     SECTION 7.4 Investment Banking Fees. The Company has provided to Buyer a copy of the DLJ Letter.

                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                AND THE COMPANY

     The parties hereto agree that:

     SECTION 8.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and to consummate the Merger by April 30, 1999. Nothing in this Section 8.1 or otherwise in this Agreement shall prevent or restrict the Company from entering into a definitive agreement with a third party in connection with an Acquisition Proposal that the Board of Directors determines in good faith, after Consultation with its legal counsel, is a Superior Proposal.

     SECTION 8.2 Certain Filings. The Company and Buyer shall cooperate with one another and use their best commercially reasonable efforts (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking promptly any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.3 Public Announcements. The initial press releases with respect to the execution of this Agreement shall be approved in advance by both Buyer and the Company. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or foreign securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.4 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any Conveyance Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

     SECTION 8.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 8.6 Employee Matters. (a) For a period of one year immediately following the Closing Date Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") coverage under existing benefit plans or arrangements which is no less favorable than those provided to the employees immediately prior to the Closing Date. During the second year following the Closing Date, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide Continuing Employees coverage under benefit plans and arrangements no less favorable in the aggregate than those provided to the employees immediately prior to the Closing Date.

     (b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 8.6 of the Company Disclosure Schedule.

     SECTION 8.7 Stockholder Litigation. The Company and the Buyer agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Buyer, and any counsel which Buyer may retain, informed of the course of such litigation, to the extent Buyer is not otherwise a party thereto, and the Company agrees that it will consult with Buyer prior to entering into any settlement or compromise of any such stockholder litigation; provided that no such settlement or compromise will be entered into without Buyer's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

     SECTION 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived:

          (i) if required by the DGCL, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

          (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (iv) Buyer or Merger Subsidiary shall have purchased the Shares pursuant to the Offer.

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (i) by mutual written consent of the Company and Buyer;

          (ii) by either the Company or Buyer, if the Offer has not been consummated within 45 business days after the date of execution of this Agreement (as such date may be extended pursuant to the proviso to this sentence, the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

          (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (iv) by the Company, if Buyer or Merger Subsidiary breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect;

          (v) by Buyer, if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

          (vi) by either the Company or Buyer, upon the Company entering into a definitive agreement in connection with an Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its legal counsel is a Superior Proposal.

     The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii), (iv) or (v) shall give written notice of such termination to the other party in accordance with the notice procedures set forth in Section 12.1.

     SECTION 10.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in Sections 4.16, 10.2 and 12.4 hereof shall survive the termination hereof; and provided, further that the Confidentiality Agreement shall remain in full force and effect and Section 6.3(b) hereof shall have no binding effect whatsoever.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(vi) hereof, the Company shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer on the next business day following such termination, an amount equal to $3,000,000.

                                   ARTICLE XI

                                 DEFINED TERMS

     For the purposes of this Agreement, the following terms shall have the following respective meanings:

     "Acquisition Proposal" shall have the meaning set forth in Section 6.4.

     "Affiliate Transaction" shall have the meaning set forth in Section 4.10
(j).

     "Agreement" shall have the meaning set forth in the Introduction.

     "Buyer" shall have the meaning set forth in Introduction.

     "Buyer Disclosure Schedule" shall have the meaning set forth in Section
5.1.

     "Certificate of Merger" shall have the meaning set forth in Section 2.1(b).

     "Closing" shall have the meaning set forth in Section 2.7.

     "Closing Date" shall have the meaning set forth in Section 2.7.

     "Code" shall have the meaning set forth in Section 4.13(e).

     "Company" shall have the meaning set forth in the Introduction.

     "Company By-laws" means the by-laws of the Company as in effect on the date of this Agreement.

     "Company Certificate of Incorporation" means the certificate of incorporation of the Company as in effect on the date of this Agreement.

     "Company Disclosure Documents" shall have the meaning set forth in Section 4.9.

     "Company Disclosure Schedule" shall have the meaning set forth in Section 1.3(c).

     "Company Proxy Statement" shall have the meaning set forth in Section 6.2.

     "Company SEC Documents" shall have the meaning set forth in Section 4.7.

     "Company Securities" shall have the meaning set forth in Section 4.5.

     "Company Stockholder Meeting" shall have the meaning set forth in Section 6.2.

     "Confidentiality Agreement" shall have the meaning set forth in Section
6.3.

     "Continuing Directors" shall have the meaning set forth in Section 1.3(a).

     "Continuing Employees" shall have the meaning set forth in Section 8.6(a).

     "Conveyance Taxes" shall have the meaning set forth in Section 6.5.

     "Date Data" shall have the meaning set forth in Section 4.22.

     "Date-Sensitive System" shall have the meaning set forth in Section 4.22.

     "Depositary" shall have the meaning set forth in Section 2.3(a).

     "DGCL" shall have the meaning set forth in the Introduction.

     "Dissenting Shares" shall have the meaning set forth in Section 2.4.

     "DLJ" shall have the meaning set forth in Section 1.2 (b).

     "Effective Time" shall have the meaning set forth in Section 2.1(b).

     "Employee Benefit Plans" shall have the meaning set forth in Section
4.13(a).

     "Environmental Law" shall have the meaning set forth in Section 4.17(c).

     "ERISA" shall have the meaning set forth in Section 4.13.

     "ERISA Affiliate" shall have the meaning set forth in Section 4.13(a).

     "Exchange Act" shall have the meaning set forth in Section 1.1(a).

     "GAAP" shall have the meaning set forth in Section 4.8.

     "Group" shall have the meaning set forth in Annex I.

     "Governmental Entity" shall have the meaning set forth in Section 4.3.

     "HSR Act" shall have the meaning set forth in Section 4.3.

     "Indemnitees" shall have the meaning set forth in Section 7.3.

     "Knowledge" or "knowledge" means, with respect to the Company and/or any Subsidiary thereof, knowledge of the current President, Chief Financial Officer and Executive Vice President of the Company after reasonable investigation and inquiry commensurate with that of a reasonable person holding such a position with a public company.

     "Licenses" shall have the meaning set forth in Section 4.1.

     "Lien" shall have the meaning set forth in Section 4.4.

     "Material Adverse Effect" shall have the meaning set forth in Section 4.1.

     "Material Contracts" shall have the meaning set forth in Section 4.20.

     "Material Trademarks" shall have the meaning set forth in Section 4.19(a).

     "Merger" shall have the meaning set forth in Section 2.1(a).

     "Merger Consideration" shall have the meaning set forth in Section 2.2(c).

     "Merger Subsidiary" shall have the meaning set forth in the Introduction.

     "Minimum Condition" shall have the meaning set forth in Annex I.

     "Offer" shall have the meaning set forth in the Introduction.

     "Offer Documents" shall have the meaning set forth in Section 1.1(b).

     "Offer Price" shall have the meaning set forth in the Introduction.

     "Option" shall have the meaning set forth in Section 2.5(a).

     "Option Plans" shall have the meaning set forth in Section 2.5(a).

     "Outside Termination Date" shall have the meaning set forth in Section 10.1(ii).

     "PBGC" shall have the meaning set forth in Section 4.13(c).

     "Person" shall have the meaning set forth in Section 2.3(c).

     "Plans" shall have the meaning set forth in Section 4.13(a).

     "Preferred Stock" shall have the meaning set forth in Section 4.5.

     "Qualified Plans" shall have the meaning set forth in Section 4.5.

     "Schedule 14D-9" shall have the meaning set forth in Section 1.2(d).

     "SEC" shall have the meaning set forth in Section 1.1(b).

     "Secretary of State" shall have the meaning set forth in Section 2.1(b).

     "Securities Act" shall have the meaning set forth in Section 4.7.

     "Shares" shall have the meaning set forth in Introduction.

     "single employer" shall have the meaning set forth in Section 4.13(a).

     "Solvent" shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature,
(c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries, and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

     "Subsidiary" shall have the meaning set forth in Section 4.6.

     "Superior Proposal" shall have the meaning set forth in Section 6.4.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

     "Tax Return" shall have the meaning set forth in Section 4.12(b)(i).

     "Taxes" shall have the meaning set forth in Section 4.12(b)(i).

     "The 1995 Plan" shall have the meaning set forth in Section 4.5.

     "The 1996 Plan" shall have the meaning set forth in Section 4.5.

     "Year 2000 Compliant" shall have the meaning set forth in Section 4.22.

                                  ARTICLE XII

                                 MISCELLANEOUS

     SECTION 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer or Merger Subsidiary, to:

       CustomerONE Holding Corporation
        644 Elliott Street
        Buffalo, New York 14201
        Telecopy: (716) 871-2175
        Attention: Mark Briggs

     with a copy to:

       Mary R. Korby, Esq.
        Weil, Gotshal & Manges LLP
        100 Crescent Court, Suite 1300
        Dallas, Texas 75201
        Telecopy: (214) 746-7777

     if to the Company, to:

       LCS Industries, Inc.
        120 Brighton Road
        Clifton, New Jersey 07012
        Telecopy: (973) 778-7485
        Attention: Pat R. Frustaci
     with copies to:

       Kirkpatrick & Lockhart, L.L.P.
        1251 Avenue of the Americas, 45th Floor
        New York, NY 10020-1104
        Telecopy: (212) 536-3901
        Attention: Peter B. Hirshfield, Esq.

        and:

       Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Telecopy: (212) 735-2000
        Attention: Thomas H. Kennedy, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose of giving notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section
12.1 and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 12.1.

     SECTION 12.2 Nonsurvival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms. Nothing contained in this Section 12.2 shall relieve any party from liability for any willful breach of this Agreement.

     SECTION 12.3 Amendments; No Waivers. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders: (i) reduce the Offer Price; (ii) alter or change the Merger Consideration to be received in exchange for the Shares, or
(iii) alter or change any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 12.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly-owned Subsidiaries, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 12.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

     SECTION 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 12.8 Third Party Beneficiaries. No provision of this Agreement other than Section 7.3 and Section 8.6 hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 12.9 Entire Agreement. This Agreement, including any exhibits, annexes or schedules hereto and the Confidentiality Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or undertaking with respect thereto, both written and oral.

     SECTION 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            LCS INDUSTRIES, INC.

                                                    /s/ WILLIAM RELLA
                                            ------------------------------------
                                                       William Rella
                                               President and Chief Executive
                                                          Officer

                                            CUSTOMERONE HOLDING CORPORATION

                                                   /s/ MARK R. BRIGGS
                                            ------------------------------------
                                                       Mark R. Briggs
                                                         President

                                            CATALOG ACQUISITION CO.

                                                   /s/ MARK R. BRIGGS
                                            ------------------------------------
                                                       Mark R. Briggs
                                                         President

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer or this Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payments for, any Shares validly tendered pursuant to the Offer and may terminate the Offer and not accept for payment any tendered Shares, unless, (i) there shall have been validly tendered and not withdrawn such number of Shares which would constitute a majority of the outstanding Shares determined on a fully diluted basis (or, at the option of Buyer, a lesser number equaling a majority of the Shares on an issued and outstanding basis) (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Subsidiary shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Buyer, Merger Subsidiary or any of their respective Subsidiaries which constitutes a breach of this Agreement):

     (a) there shall be instituted and pending by any Governmental Entity any action or proceeding which seeks to (i) prohibit, or materially limit Buyer's or Merger Subsidiary's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or compel Buyer or Merger Subsidiary to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (ii) materially restrict, prevent or prohibit consummation of the Offer, the Merger or any transaction contemplated by the Agreement, (iii) impose material limitations on the ability of Merger Subsidiary or Buyer to exercise full rights of ownership of the Shares, including without limitation, the right to vote the Shares purchased by Merger Subsidiary pursuant to the Offer on all matters properly presented to the Company's stockholders, or (iv) require material divestitures by Buyer or Merger Subsidiary; provided that Buyer shall have used its commercially reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any Governmental Entity that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) the representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date where the failure of such representations and warranties to be true and correct have, and could reasonably be expected to have, a Material Adverse Effect on the Company or on the ability of Merger Subsidiary to consummate the Offer or the Merger;

     (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement where the failure to so comply could reasonably be expected to have, a Material Adverse Effect on the Company or on the ability of Merger Subsidiary to consummate the Offer or the Merger;

     (e) the Agreement shall have been terminated in accordance with its terms;

     (f) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;

     (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Buyer or Merger Subsidiary (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, or recommended an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

     (h) there shall have occurred a Material Adverse Effect.

     The foregoing conditions are for the sole benefit of Merger Subsidiary and Buyer and may be waived by Buyer or Merger Subsidiary (except for the Minimum Condition), in whole or in part at any time and from time to time in the sole discretion of Buyer or Merger Subsidiary. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                   AMERICAN SECURITIES TRANSFER & TRUST INC.


     By Mail, Hand Delivery or Facsimile:                   New York Drop Agent:
  American Securities Transfer & Trust Inc.      American Securities Transfer & Trust Inc.
         938 Quail Street, Suite 101           c/o Bank of Nova Scotia Trust Company New York
            Denver, Colorado 80215                     One Liberty Plaza, 23rd Floor
         Attention: Trust Department                      New York, New York 10006
                                                            Attention: Pat Keane
                  Facsimile:                                     Facsimile:
                (303) 234-5300                                 (212) 225-5436
                  Telephone:                                     Telephone:
                (303) 234-5340                                 (212) 225-5427

     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 431-9645